Exhibit 21.1

Subsidiaries of Kimbell Royalty Partners, LP

Entity Name	Jurisdiction
Haymaker Greenfield, LLC	Delaware
Haymaker Holding Company, LLC	Delaware
Haymaker Properties GP, LLC	Delaware
Haymaker Properties, LP	Delaware
Hochstetter, L.P.	Texas
Kimbell Intermediate GP, LLC	Delaware
Kimbell Intermediate Holdings, LLC	Delaware
Kimbell Royalty Holdings, LLC	Delaware
Kimbell Royalty Operating, LLC	Delaware
Oakwood Minerals I, L.P.	Texas
OGM Partners I	Texas
RCPTX, Ltd.	Texas
Rivercrest Royalties Holdings II, LLC	Delaware
Rivercrest Royalties, LLC	Delaware
Rochester Minerals, L.P.	Texas